As filed with the Securities and Exchange Commission on August 20, 2013

Registration No. 333-189813

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

Amendment No. 1
To
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________

AEGEAN MARINE PETROLEUM NETWORK INC.
(Exact name of Registrant as specified in its charter)

________________________

The Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)

Aegean Marine Petroleum Network Inc. 10, Akti Kondili 18545, Piraeus Greece 011 30 (210) 458-6000	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)
________________________

Copies to:

Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1200 (telephone number)
(212) 480-8421 (facsimile number)
_______________________

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share
Preferred Stock, par value $0.01 per share
Preferred Stock Purchase Rights (4)
Debt Securities (5)
Warrants (6)
Purchase Contracts (7)
Units (8)
Total		$200,000,000	$27,280	*

*             Previously paid.

(1)
Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $200,000,000.  Also includes such indeterminate amount of securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.  Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, convertible or exchangeable securities.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.  Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  In no event will the aggregate offering price of all securities sold by Aegean Marine Petroleum Network Inc. pursuant to this registration statement exceed $200,000,000.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.
(4)
Preferred stock purchase rights are not currently separable from the common stock and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common stock.

(5)
If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $200,000,000.

(6)	There is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $200,000,000.
(7)	There is being registered hereunder an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $200,000,000.
(8)
There is being registered hereunder an indeterminate number of units as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $200,000,000.  Units may consist of any combination of the securities registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY OR SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

PRELIMINARY PROSPECTUS

Subject to completion, dated August 20, 2013

$200,000,000

AEGEAN MARINE PETROLEUM NETWORK INC.

Through this prospectus we may periodically offer:

(1)	shares of our common stock, including related preferred stock purchase rights;

(2)	shares of our preferred stock;

(3)	our debt securities;

(4)	our warrants;

(5)	our purchase contracts; and

(6)	our units.
We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued under this prospectus may not exceed $200,000,000.  The securities issued under this prospectus may be offered directly or through underwriters or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Shares of our common stock are currently listed on the New York Stock Exchange, or NYSE, under the symbol "ANW."

An investment in these securities involves risks. See the section entitled "Risk Factors" beginning on page 4 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2013

Table of Contents
SUMMARY	1
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
RATIO OF EARNINGS TO FIXED CHARGES	7
USE OF PROCEEDS	8
CAPITALIZATION	9
PRICE RANGE OF SHARES OF COMMON STOCK	10
PLAN OF DISTRIBUTION	11
ENFORCEABILITY OF CIVIL LIABILITIES	13
DESCRIPTION OF CAPITAL STOCK	14
DESCRIPTION OF WARRANTS	20
DESCRIPTION OF DEBT SECURITIES	21
DESCRIPTION OF PURCHASE CONTRACTS	28
DESCRIPTION OF UNITS	29
EXPENSES	30
LEGAL MATTERS	30
EXPERTS	30
WHERE YOU CAN FIND ADDITIONAL INFORMATION	30

Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we may sell shares of common stock (including related preferred stock purchase rights), shares of preferred stock, debt securities, warrants, purchase contracts and units described in this prospectus from time to time in one or more offerings, up to a total of $200,000,000. This prospectus only provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled "Where You Can Find Additional Information."

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

SUMMARY

This summary provides an overview of our company and our business.  This summary is not complete and does not contain all of the information you should consider before purchasing our securities.  You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the "Risk Factors" and our financial statements and related notes contained herein and therein, before making an investment decision.

Unless the context otherwise requires, as used in this prospectus, the terms "we," "our," "us" and the "Company" refer to Aegean Marine Petroleum Network Inc. and all of its subsidiaries. Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to U.S. Dollars.

We use the term deadweight, or "dwt," in describing the size of vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are an international marine fuel logistics company that markets and physically supplies refined marine fuel and lubricants to vessels in port and at sea. As a physical supplier, we procure marine fuel from refineries, major oil producers and other sources and resell and deliver these fuels from our bunkering vessels to a broad base of end users.  With service centers in Greece, Gibraltar, the United Arab Emirates, Jamaica, Singapore, Belgium, the United Kingdom, Panama, Ghana, Canada, Trinidad and Tobago, Morocco, Spain and the Canary Islands, Cape Verde, Hong Kong and the Antwerp-Rotterdam-Amsterdam, or ARA, region, we believe that we are one of a limited number of independent physical suppliers that owns and operates a fleet of bunkering vessels and conducts physical supply operations in multiple jurisdictions.  As of the date of this prospectus, we own a fleet of 57 bunkering vessels, 53 of which are double-hull, and we charter in nine bunkering vessels, seven of which are double hull, with aggregate cargo-carrying capacity of approximately 290,000 dwt.  We also operate through five land-based storage facilities with an aggregate storage capacity of approximately 420,000 cubic meters and use a fleet of three vessels as floating storage facilities with a total cargo-carrying capacity of approximately 106,000 dwt.  We provide fueling services to virtually all types of ocean-going and many types of coastal vessels, such as oil tankers, container ships, drybulk carriers, cruise ships, reefers, LNG/LPG carriers, car carriers and ferries.  Our customers include a diverse group of ocean-going and coastal ship operators and marine fuel traders, brokers and other users.

We provide our customers with a service that requires sophisticated logistical operations designed to meet their strict fuel quality and delivery scheduling needs. We believe that our extensive experience, management systems and proprietary software systems allow us to meet our customers' specific requirements when they purchase and take delivery of marine fuels and lubricants around the world; this, together with the capital intensive nature of our industry and the limited available shipyard capacity for new vessel construction, represents a significant barrier to the entry of competitors. We have devoted our efforts to building a global brand and believe that our customers recognize our brand as representing high quality service and products at each of our locations around the world.  We perform our technical ship operations in-house, which helps us maintain high levels of customer service.

We have a global presence in 21 markets, including Vancouver, Montreal, Mexico, Jamaica, Trinidad and Tobago, West Africa, Gibraltar, the United Kingdom., Northern Europe, Piraeus, Patras, the United Arab Emirates, Singapore, Morocco, the ARA region, Las Palmas, Tenerife, Cape Verde, Panama, Hong Kong and Barcelona. We have also established a new service center and plan to commence physical supply operations in Algeciras in the third quarter of 2013. We plan to establish new service centers in other selected locations around the world during the next several years and to pursue acquisition opportunities as a means of expanding our service.

In April 2012, we entered into a strategic alliance with China Changjiang Bunker Sinopec Co. Ltd., or CCBC, a state-owned bunker supply company, pursuant to which CCBC provides comprehensive marine fuel services to our customers in strategic ports in China, including all Changjiang River ports and certain coastal ports. Under the alliance, we are responsible for the supply and delivery of marine fuel to CCBC's customers in our network of service centers.

In August 2012, we signed a definitive agreement with Meroil, a Barcelona-based oil and energy logistics company which operates the largest Spanish coastline terminal for petroleum products in the Port of Barcelona, Spain, to secure onshore fuel oil storage capacity in that terminal.

In some markets, we have deployed floating storage facilities which enable us to maintain more efficient refueling operations, have more reliable access to a supply of bunker fuel and deliver a higher quality service to our customers. We own a double hull Aframax tanker, the Leader, with cargo-carrying capacity of approximately 84,000 dwt, which operates as a floating storage facility in the United Arab Emirates. We also operate a barge, the Mediterranean, with a cargo-carrying capacity of approximately 19,900 dwt, and one single hull bunkering barge, the Tapuit, with a cargo-carrying capacity of approximately 2,500 dwt, which we use as floating storage facilities in Greece and Northern Europe, respectively. In addition, we own and operate one special purpose vessel, the Orion, a 550 dwt tanker, which is based in our Greek market.

We also operate through land-based storage facilities in Barcelona, Panama, Tangiers, Las Palmas, and the United Kingdom, where we store marine fuel in terminals with storage capacities of approximately 52,000, 32,000, 218,000, 79,000 and 40,000 cubic meters, respectively. In addition, we plan to complete the construction of our new land-based storage facility in the United Arab Emirates with storage capacity of 465,000 cubic meters over the next six months. We may also consider the construction of a land-based storage facility in other areas depending on market prospects and availability of financing.

In addition to our bunkering operations described above, we market and distribute marine lubricants under the Alfa Marine Lubricants brand. Alfa Marine Lubricants are currently available in most of our markets. We view this business as complementary to our business of marketing and delivering marine fuel.  We plan to expand the distribution of marine lubricants throughout our service centers and other bunkering ports worldwide.

Recent Developments

On April 24, 2013, we completed the sale and delivery of Ellen, a 1,439 dwt single-hull bunkering tanker, to a third-party purchaser for $0.18 million, resulting in a loss of approximately $0.5 million.

On May 15, 2013, our board of directors declared a first quarter 2013 dividend of $0.01 per share, payable on June 12, 2013 to shareholders of record as of May 29, 2013.

On May 16, 2013, we held our 2013 annual meeting of shareholders.  At the annual meeting, our shareholders (i) reelected Yiannis N. Papanicolaou and Konstantinos D. Koutsomitopoulos to serve on our board of directors until our 2016 annual meeting of shareholders and until their successors are elected and qualified or until their earlier resignation or removal and (ii) ratified the appointment of Deloitte Hadjipavlou Sofianos & Cambanis S.A. as our independent auditors for the fiscal year ending December 31, 2013.

On May 28, 2013, we began the syndication process of our $800 million Secured Multicurrency Revolving Credit Facility. Subject to final documentation, it is expected to be comprised of three tranches, consisting of Tranche A of $100 million, Tranche B of $100 million and Tranche C of $600 million.

On June 25, 2013, we announced that we entered into a global cooperation agreement with SK Lubricants Co., Ltd., or SK Lubricants, pursuant to which we will supply and deliver marine lubricant products to customers of SK Lubricants in our network, and SK Lubricants will provide our customers in South Korea with marine lubricant products.

On July 15, 2013, we announced our plans to expand our global marine fuel supply network by establishing operations in Algeciras, Spain.

Corporate Structure

Aegean Marine Petroleum Network Inc. is a Marshall Islands holding company incorporated on June 6, 2005 under the Republic of the Marshall Islands Business Corporations Act, or the BCA. We maintain our principal marketing and operating offices at 10, Akti Kondili, 18545, Piraeus, Greece. Our telephone number at that address is 011 30 (210) 458-6000. We also have an executive office to oversee our financial and other reporting functions in Stamford, Connecticut at 20 Signal Road, Stamford, Connecticut 06902. Our telephone number at that address is (203) 595-5184.

The Securities We May Offer

We may use this prospectus to offer our:

•	common shares, including related preferred stock purchase rights;

•	preferred shares;

•	debt securities;

•	warrants;

•	purchase contracts; and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and the discussion of risks under the heading "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 26, 2013, and the other documents we have incorporated by reference in this prospectus, including the section entitled "Risk Factors" in future Annual Reports that summarize the risks that may materially affect our business, before making an investment in our shares of common stock. Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words "anticipate," "believe," "expect," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Important assumptions relating to the forward-looking statements include, among other things, assumptions regarding demand for our products, the cost and availability of refined marine fuel from suppliers, pricing levels, the timing and cost of capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	contraction of the global credit market and ability to obtain financing;

•	successful integration of business acquisitions;

•	our future operating or financial results;

•	our future payment of dividends and the availability of cash for payment of dividends;

•	the occurrence of terrorist attacks, piracy, and international hostilities affecting the shipping industry;

•	our ability to retain and attract senior management and other key employees;

•	our ability to manage growth;

•	our ability to maintain our business in light of our proposed business and location expansion;

•	the outcome of legal, tax or regulatory proceedings to which we may become a party;

•	adverse conditions in the shipping or the marine fuel supply industries;

•	our contracts and licenses with governmental entities remaining in full force and effect;

•	material disruptions in the availability or supply of petroleum products;

•	changes in the market price of petroleum, including the volatility of spot pricing;

•	increased levels of competition;

•	compliance or lack of compliance with various environmental and other applicable laws and regulations;

•	our ability to collect accounts receivable;

•	changes in the political, economic or regulatory conditions in the markets in which we operate, and the world in general;

•	our failure to hedge certain financial risks associated with our business;

•	uninsured losses;

•	our ability to maintain our current tax treatment;

•	our failure to comply with restrictions in our credit agreements;

•	increases in interest rates; and

•	other important factors described from time to time in our filings with the SEC.

These forward-looking statements should be considered in light of the information included in this prospectus and the documents incorporated by reference herein, including the information under the heading "Risk Factors" in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012. We undertake no obligation to update or revise any forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the years ended December 31, 2008, 2009, 2010, 2011 and 2012 and for the three months ended March 31, 2013.(1)
	Year Ended December 31, (amounts in thousands of US dollars)
	2008	2009	2010	2011	2012	Three Months Ended March 31, 2013

Earnings
Pre-tax income from continuing operations before adjustment for minority interest	$41,794	$48,678	$20,894	$17,136	$26,571	$7,578
Add: Fixed charges	14,078	10,618	14,468	22,983	25,744	5,930
	55,872	59,296	35,362	40,119	52,315	13,508

Less: Interest capitalized	2,868	1,774	901	1,147	2,414	656

Total Earnings	$53,004	$57,522	$34,461	$38,972	$49,901	$12,852

Fixed Charges

Interest expensed and capitalized	$12,879	$9,296	$12,975	$20,568	$22,249	$4,443

Amortization and write-off of capitalized expenses related to indebtedness	830	679	861	1,003	1,037	125

Interest portion of rental expense	369	643	632	1,412	2,458	1,362

Total Fixed Charges	$14,078	$10,618	$14,468	$22,983	$25,744	$5,930

Ratio of Earnings to Fixed Charges(2)	3.8	5.4	2.4	1.7	1.9	2.2

(1)	We have not issued any preferred stock as of the date of this prospectus.

(2)
For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness. The ratio was prepared on a U.S. GAAP basis.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement will include information on our consolidated capitalization.

PRICE RANGE OF SHARES OF COMMON STOCK

Shares of our common stock commenced trading on the NYSE on December 8, 2006 under the symbol "ANW."

The following table sets forth the high and low closing prices of our shares of common stock on the NYSE for the periods indicated below.

For the Fiscal Year Ended	High	Low
December 31, 2008	$44.17	$7.93
December 31, 2009	$28.04	$13.25
December 31, 2010	$33.93	$8.74
December 31, 2011	$12.82	$3.73
December 31, 2012	$7.93	$4.34

For the Quarter Ended
September 30, 2011	$7.22	$4.01
December 31, 2011	$5.91	$3.73
March 31, 2012	$7.46	$4.30
June 30, 2012	$7.85	$4.34
September 30, 2012	$7.33	$5.28
December 31, 2012	$6.31	$4.50
March 31, 2013	$7.66	$5.73
June 30, 2013	$10.07	$5.80
September 30, 2013*	$10.14	$8.41

For the Month:
January 2013	$6.98	5.73
February 2013	$7.66	$6.27
March 2013	$6.95	$6.25
April 2013	$6.54	$5.82
May 2013	$9.72	$5.86
June 2013	$10.07	$8.31
July 2013	$10.00	$8.41
August 2013*	$10.14	$9.58

________________________

*Through August 19, 2013

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our shares of common stock by broker-dealers;

•	sell shares of common stock short themselves and deliver the shares to close out short positions;

•
enter into option or other types of transactions that require us to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, or the NYSE, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities offered and sold by us under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated by the SEC under the Securities Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company and our principal administrative offices are located outside the United States in Piraeus, Greece. A majority of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated articles of incorporation, or our Articles, and our amended and restated bylaws, or the Bylaws, that are filed as exhibits to our registration statement on Form F-1 (Registration No. 333-129768), which exhibits are incorporated by reference herein. The BCA may also affect the terms of these securities. The terms we have summarized below will apply generally to any future shares of our common stock or preferred stock that we may offer. The terms of any shares of common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

Under our Articles, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 47,242,020 shares were issued and outstanding as of the date of this prospectus and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this prospectus. All of our outstanding shares of stock are in registered form.

Share History

Initial Public Offering

In December 2006, we completed our initial public offering in the United States under the Securities Act. In this respect, 14,375,000 shares of common stock were issued for $14.00 per share. The proceeds of the initial public offering, net of underwriting commissions of $14.1 million and net of offering expenses of $1.9 million amounted to $185.2 million.

Share Issuances and Repurchases

In January 2010, we completed the public offering in the United States of 4,491,900 shares of common stock at a public offering price of $32.75 per share. The net proceeds of this offering amounted to $139.0 million after deducting underwriters' commissions and discounts and expenses payable to us.

In April 2010, we issued 6,000 restricted shares of common stock in connection with our acquisition of Verbeke Bunkering N.V., which has since been renamed Aegean North West Europe NV.

In May 2010, we acquired from Leveret in a private transaction 1,000,000 shares of our common stock.

In July 2011, our board of directors approved a share repurchase program for up to 2,000,000 shares of our common stock.  Share repurchases under the program may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions.  In August 2012, our board of directors approved the extension of the share repurchase program for an additional 12-month period. The timing and amount of purchases under the program are determined by a special committee of our board of directors and our management, based on market conditions and other factors. The program does not require us to purchase any specific number or amount of shares of our common stock and may be suspended or reinstated at any time in our discretion and without notice. Purchases under the program are subject, among other things, to our insider trading policies. As of the date of this prospectus, we had purchased a total of 971,639 shares of our common stock under the program, totaling $4.6 million in the aggregate.

Restricted Share Awards

Since our initial public offering in December 2006, we granted an aggregate amount of 2,200,182 restricted shares of common stock pursuant to our Amended and Restated 2006 Equity Incentive Plan, or the Plan, to certain of our executive officers, employees and non-executive directors. We have reserved a total of 4,053,500 shares of common stock for issuance under the Plan.

Common Stock

As of the date of this prospectus, we have 47,242,020 shares of common stock outstanding out of 100,000,000 shares of common stock authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of shares of our preferred stock having liquidation preferences, if any, the holders of our shares of common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our shares of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of shares of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

Under the terms of our Articles, our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of preferred stock. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred stock are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without stockholder approval, cause us to issue shares of preferred stock which have voting, conversion and other rights that could adversely affect the holders of shares of our common stock or make it more difficult to effect a change in control. Shares of our preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our shares of preferred stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of shares of our common stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

We have designated 100,000 shares of our preferred stock as Series A Participating Preferred Stock in connection with the adoption of our Stockholders Rights Agreement, See "–Stockholders Rights Agreement" below.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our board of directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The board of directors may change the number of directors only by a vote of not less than 66 2/3% of the entire board of directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Bylaws provide that a contract or transaction between us and one or more of our directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of its directors or officers are our directors or officers, or have a financial interest, will not be void or voidable, if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or its committee and the board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as provided in the BCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to the relationship or interest are disclosed to the shareholders, and the contract or transaction is specifically approved in good faith by the vote of the shareholders; or (iii) the contract or transaction is fair to us as of the time it is authorized, approved or ratified, by the board of directors, its committee or the shareholders.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands.  Special shareholder meetings may be called at any time by our board of directors, Chairman, or President on business brought before the special meeting by our board of directors, Chairman, or President.  Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder's shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our officers and directors to the fullest extent authorized by law if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares of common stock or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Blank Check Preferred Stock

Our Articles authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the BCA does not contain specific provisions regarding "business combinations" between corporations organized under the laws of the Republic of Marshall Islands and "interested shareholders," we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of shares of our common stock under the Securities Act.

For purposes of these provisions, a "business combination" includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an "interested shareholder" is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our board of directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to business brought before the special meeting by our board of directors, Chairman or President.  Accordingly, shareholders are prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The BCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation's articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the board of directors shall be divided into three classes;

•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 70% of the entire board of directors;

•
the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the Company may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

•
the Company shall indemnify directors and officers to the full extent permitted by law, and the company shall advance certain expenses (including attorneys' fees and disbursements and court costs) to the directors and officers.

For purposes of these provisions, an "interested shareholder" is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year's annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Stockholders Rights Agreement

We entered into a Stockholders Rights Agreement, or the Agreement, with Computershare Trust Company, N.A., as Rights Agent, as of August 14, 2009. Under the Agreement, we declared a dividend payable of one preferred stock purchase right, or Right, for each outstanding share of our common stock, to our stockholders of record at the close of business on August 14, 2009. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of our Series A Participating Preferred Stock, par value $0.01 per share. The Rights will separate from the common stock and become exercisable after the earlier of (1) the 10th day (or such later date as determined by our board of directors) after public announcement that a person or group acquires ownership of 15% or more of shares of our common stock or (2) the 10th business day (or such later date as determined by the our board of directors) after a person or group announces a tender or exchange offer, which would result in that person or group holding 15% or more of shares of our common stock. On the distribution date, each holder of a Right will be entitled to purchase for $100, or the Exercise Price, a fraction (1/1000th) of one share of our Series A Participating Preferred Stock, which has similar economic terms as one share of our common stock.

If an acquiring person, or an Acquiring Person, acquires more than 15% of the shares of our common stock, then each holder of a Right (except that Acquiring Person) will be entitled to buy at the Exercise Price, a number of shares of our common stock which has a market value of twice the Exercise Price. Any time after the date an Acquiring Person obtains more than 15% of shares of our common stock and before that Acquiring Person acquires more than 50% of outstanding shares of our common stock, we may exchange each Right owned by all other Rights holders, in whole or in part, for one share of our common stock. The Rights expire on the earliest of (i) August 14, 2019 or (ii) the redemption of the Rights by us or (iii) the exchange of the Rights as described above. We can redeem the Rights at any time on or prior to the earlier of the tenth business day following the public announcement that a person has acquired ownership of 15% or more of shares of our common stock, or August 14, 2019. The terms of the Rights and the Agreement may be amended to make changes that do not adversely affect the rights of the Rights holders (other than the Acquiring Person). The Rights do not have any voting rights. The Rights have the benefit of certain customary anti-dilution protections.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each to be entered into between us and the trustee named in the indenture and dated as of a date on or prior to the issuance of the debt securities to which it relates. Each indenture will be subject to the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

Our statements below relating to the debt securities and the indenture are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The indenture does not limit the amount of debt securities which may be issued. The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities may be issued in one or more series. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;

•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Covenants

Under the terms of the indenture, a form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, we covenant, among other things:

•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

•
that so long as any offered debt securities are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all quarterly and annual financial information required to be furnished or filed with the SEC pursuant to Section 13;

•
and 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;

•
that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

•	that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;

•
that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;

•
that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our board of directors and material to the holders;

•	that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;

•
that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and

•	that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.

Any series of offered debt securities may have covenants in addition to or differing from those included in the indenture or any applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

•
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

•	makes any change with respect to holders' rights to receive principal and interest, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

DTC, is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making "book-entry" changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC's customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the SEC.

The 2013 DTCC Board of Directors is composed of 19 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC's preferred shareholders, NYSE Euronext and FINRA. Three directors are from non-participants.  The remaining two are the chairman, and the president and the chief executive officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•
the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$27,280
FINRA filing fee		$30,500
NYSE supplemental listing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*
*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.

EXPERTS

The consolidated financial statements appearing in the Company's annual report on Form 20-F for the year ended December 31, 2012, which are incorporated by reference in this registration statement, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, you can obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our filings are also available on our website at http://www.ampni.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

Information Incorporated by Reference

The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•
Report on Form 6-K filed with the SEC on August 19, 2013, announcing our financial and operating results for the second quarter ended June 30, 2013 (with the exception of the comments of the Company's President and Chief Finance Officer).

•
Report on Form 6-K filed with the SEC on July 3, 2013, which contains our Management's Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim condensed consolidated financial statements and related notes thereto as of and for the three months ended March 31, 2013.

•	Report on Form 6-K filed with the SEC on May 17, 2013, announcing the results of our 2013 Annual Meeting of Shareholders.

•
Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 26, 2013, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed, as amended on May 23, 2013 to include Interactive Data File disclosure as Exhibit 101.

•	Form 8-A12B, filed with the SEC on August 14, 2009, registering our Series A Preferred Stock Purchase Rights under Section 12(b) of the Exchange Act, and any amendment filed thereto.

•	Form 8-A12B, filed with the SEC on December 4, 2006, registering our common stock, par value $0.01 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Aegean Marine Petroleum Network Inc.
10, Akti Kondili
18545, Piraeus
Greece
011 30 (210) 458-6000
Attn: Corporate Secretary

Information Provided by the Company

We will furnish holders of shares of our common stock with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S.

generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Part II

Information Not Required in the Prospectus

Item 8. Indemnification of Directors and Officers.

The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Registrant and Section 60 of the Associations Law of the Republic of the Marshall Islands provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant. Section 60 provides as follows:

Indemnification of directors and officers.

(1)
Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer is successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

In addition to the items (1) through (3) and (5) through (7) above, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Registrant provide that any indemnification (unless ordered by a court having proper jurisdiction) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the Registrant's Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws. Such determination shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws also provide that expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant. Furthermore, the indemnification and advancement of expenses, under the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws also provide that no director or officer of the Registrant shall be personally liable to the Registrant or to any of its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for (i) any breach of the director's or the officer's duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any transaction from which the director or officer derived an improper personal benefit.

Item 9. Exhibits

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference (the "Exhibit Index").

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	– (d) Not applicable.

(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest Annual Report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)	– (g) Not applicable.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.

(j)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

(k)	– (l) Not applicable.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 20, 2013.

AEGEAN MARINE PETROLEUM NETWORK INC.

By:	/s/ E. Nikolas Tavlarios
Name E. Nikolas Tavlarios
Title President and Principal Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe and Robert E. Lustrin his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	August 20, 2013
Peter C. Georgiopoulos
*	President and Principal Executive Officer	August 20, 2013
E. Nikolas Tavlarios
*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 20, 2013
Spyros Gianniotis
*	Director, General Counsel and Corporate Secretary	August 20, 2013
Spyridon Fokas
*	Director	August 20, 2013
George J. Konomos
*	Director	August 20, 2013
Constantine D. Koutsomitopoulos
*	Director	August 20, 2013
Yiannis Papanicolaou
*	Director	August 20, 2013
John P. Tavlarios

*By:        /s/ Gary J. Wolfe
Name: Gary J. Wolfe
Title: Attorney-in-Fact

Authorized United States Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of New York, State of New York on August 20, 2013.

AMPN USA, LLC
By:	Aegean Marine Petroleum Network Inc., its Sole Member

By:	/s/ E. Nikolas Tavlarios
Name: E. Nikolas Tavlarios
Title: President and Principal Executive Officer

Exhibit Index

Exhibit Number	Description
1.1	Underwriting Agreement (for equity securities)(1)

4.1	Form of Common Stock Certificate(2)

4.2	Preferred Stock Certificate(1)

4.3	Form of Senior Debt Securities Indenture

4.4	Form of Subordinated Debt Securities Indenture

4.5	Form of Warrant Agreement(1)

4.6	Form of Purchase Contract(1)

4.7	Form of Unit Agreement(1)

5.1
Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company as to the validity of the common shares, preferred shares, debt securities, warrants, purchase contracts and units

8.1	Opinion of Seward & Kissel LLP with respect to certain tax matters*

23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained in signature page)*

25.1	T-1 Statement of Eligibility (senior debt securities indenture)(3)

25.2	T-1 Statement of Eligibility (subordinated debt securities indenture)(3)

*	Previously filed on July 3, 2013 with the initial submission of the Company's registration statement.

(1)	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this registration statement.

(2)
Incorporated herein by reference to Exhibit 4.1 to the registration statement of Aegean Marine Petroleum Network Inc. on Form F-1/A, registration statement No. 333-129768 filed with the SEC on November 24, 2006.

(3)	To be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.